UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2006
The Sherwin-Williams Company
(Exact Name of Registrant as Specified in Charter)

Ohio (State or Other Jurisdiction of Incorporation)	1-04851 (Commission File Number)	34-0526850 (IRS Employer Identification No.)

	101 Prospect Avenue, N.W. Cleveland, Ohio (Address of Principal Executive Offices)	44115 (Zip Code)
(216) 566-2000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
     On August 1, 2006, The Sherwin-Williams Company (the “Company”) issued 500,000 shares of ESOP serial preferred stock, no par value with cumulative quarterly dividends of $11.25 per share, for $500 million to The Sherwin-Williams Company Employee Stock Purchase and Savings Plan (the “Plan”). The Plan financed the acquisition of the preferred stock by borrowing $500 million from the Company at the rate of 5.5% per annum. This borrowing is payable over ten years in equal quarterly installments. The issuance of the preferred stock qualified as a private placement under Section 4(2) of the Securities Act of 1933, as amended. Each share of preferred stock is entitled to one vote upon all matters presented to the Company’s shareholders and generally votes with the common stock together as one class. The preferred stock will be held in an unallocated suspense account by the Plan until the value of the compensation expense related to the Company’s contribution is earned at which time contributions will be credited to the members’ accounts. The value of the preferred stock is redeemable for cash and convertible into common stock at the option of the Plan based on the relative fair value of the preferred and common stock at the time of conversion. The terms of the preferred stock, including the redemption and conversion formulas, are fully set forth in Division A-2 of the Company’s Amendment to Amended and Restated Articles of Incorporation, dated July 26, 2006, a copy of which was filed as Exhibit 3 to the Company’s Current Report on Form 8-K, dated July 26, 2006, and incorporated herein by reference.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHERWIN-WILLIAMS COMPANY

August 3, 2006	By:	/s/ L.E. Stellato

L.E. Stellato Vice President, General Counsel and Secretary

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